Ournett Holdings, Inc. 8-K

Exhibit 16.1

December 18, 2018

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Ournett Holdings, Inc. to be filed with the Securities and Exchange Commission on or about December 18, 2018. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas